Exhibit 99.2

NXT-ID (NXTD) IR Update Webcast November 15, 2018

Corporate Speakers:

●	Gino Miguel Pereira; Nxt-ID, Inc.; Chairman, CEO & President

●	Vincent Miceli; Nxt-ID, Inc.; VP & CFO

●	Stan Washington; Nxt-ID, Inc.; Chief Revenue Officer, President of Healthcare Division & Member of Advisory Board

●	Michael Orlando; Nxt-ID, Inc.; COO & Director

Participants:

●	Brian Kinstlinger; Alliance Global Partners; Head of TMT Research, MD & Senior Technology Analyst

●	Kris Tuttle; SoundView Research; Director of Research

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Nxt-ID IR update webcast conference call. (Operator Instructions)

I would now like to introduce your host for today’s conference, Mr. Gino Pereira, CEO of Nxt-ID. Sir, you may begin.

Gino Pereira: Thank you very much. Good morning. Thank you, everyone, for joining our call for today to discuss Nxt-ID’s unaudited financial and operational results for the 3 months and 9 months ended September 30, 2018. I will also give you a general update on the progress of our business.

So during this morning’s call, we’ll be making forward-looking statements, which consists of statements that cannot be confirmed by reference to existing information, including statements regarding our beliefs, goals, expectations, forecasts, projections and the future performance and the assumptions underlying such statements.

Please note that there are number of factors that will cause actual results to materially differ from our forward-looking statements, including the factors identified and discussed in our SEC filings. Please recognize that except as required by applicable law, we undertake no duty to update any forward-looking statements, and you should not place any undue reliance on such statements.

So with me on the call today is Vin Miceli, our Chief Financial Officer; Stan Washington, our Chief Revenue Washington and Head of our Health Care Division; and Mike Orlando, our Chief Operating Officer and President of Fit Pay.

So I’ll say a few brief words because it’s a relatively quick call this morning, and then turn the call over for Vin for a review of the financial results, and then to Stan and Mike for updates on health care and payments, respectively. And then we’ll take a couple of calls from the analysts that are waiting.

So as we previously announced, we intend to spin off our FinTech business, and the financials that were filed last night are prepared reflecting the FinTech business as a discontinued activity for Nxt-ID. I think this gives the public a clearer insight into our health care business and the profitability, which will be at the core of our activities moving forward. The results show steady growth compared to the same periods last year in both revenue and income, and Vin will take you into a little bit more detail on that.

On the spin-off side, we continue to work through a number of items that we need to have completed before we can finalize the spin-off. There’s a lot of documentation. We need to complete a Fit Pay audit. And so as we previously updated, we’re targeting to have this done by the end of the year. And we believe that both the health care business and the FinTech business are better suited to operate as separate entities, and we believe that this will maximize shareholder value. And I think that now that you’ve just kind of seen the separation of the 2 businesses, it’s clear that they’re in different stages of their developments. I think both are tremendously exciting businesses, and we’re 100% enthusiastic about both of those sectors. But we think that by separating them, they’ll be able to operate more clearly in their respective lanes.

And so for Nxt-ID, certainly, our product development line is a strong pipeline – is very strong, with a number of new product introductions for 2019. And I think we’re on track to continue building our company and to increase the profitability that we’ve now started to show.

So with that, I will turn the call over to Vin Miceli, our Chief Financial Officer.

Vincent Miceli: Thank you, Gino. Good morning, everybody. This is Vin Miceli, CFO for Nxt-ID. I’d like to review the results for the 3 months and 9 months ended September 30, 2018 versus the comparable 2017 period.

Revenues from our continuing operations for the 3 and 9 months ended September 30, 2018 were $4.4 million and $13.1 million, respectively. Revenues for the comparable 2017 periods were $3.7 million and $11.7 million, respectively. On a percentage increase perspective, the quarter this year versus the quarter last year, revenues were up about 19%. And for the 9 months this year versus 9 months last year, our revenues were up about 12%.

Sequentially, revenues for the third quarter ’18 were on par with the second quarter revenues of this year at about $4.4 million on a run rate basis – on an annualized run rate basis just under $18 million for 2018. The increase in our revenues in both the 3 and 9 months of 2018 versus the comparable ’17 periods is primarily attributable to LogicMark’s increased sales volume to the VA as well as a shift – a favorable shift, I should say, in product sales mix from land-based products to cellular mobile products, which typically have a higher sales price on a per unit basis.

Looking at our gross profit margin. Our gross profit margin for the 3 and 9 months ended September 30 came in at about 73%, a very healthy 73% as compared to 70% gross profit margin for the comparable 2017 periods. And a favorable increase in both of the periods, again, was primarily attributable to the increased sales volume and the favorable shift in sales mix.

Looking at our operating expenses for the third quarter of this year and the 9 months of this year, our operating expenses were down about $700,000 in the 3 months versus last year and down about just under $200,000 on a 9 months versus 9-month basis. Operating income from continuing operations for the 3 and 9 months ended September 30, 2018 was just about $0.25 million and $900,000, respectively, compared to an operating loss of $1.1 million and $600,000 for the comparable 2017 period. So a – quite a turn there in profitability on a year-over-year basis.

Looking to interest expense for both the 3 and 9 months ended September 30, 2018. Interest expense was lower by $1.6 million in the third quarter and $3.2 million in the 9 months as compared to the same 2017 period. And as we indicated in our call for the second quarter, that decrease is mainly attributable to the interest expense incurred on both the revolving credit facility and the LogicMark solar notes, both of which helped us originally finance the acquisition of LogicMark as well as the interest expense related to the convertible exchange notes that were issued back in November 2016.

Finally, the net loss from continuing operations for the 3 and 9 months ended September 30, 2018 was approximately $151,000 and $900,000, respectively, compared to a loss of $3.4 million and $6.6 million for the comparable 2017 period. So during the 9 months ended September 30, the company’s net loss included approximately $1.1 million in noncash charges.

Looking to our balance sheet. I’ll just highlight some of the more significant fluxes, if you will, from the prior year-end. Cash. We closed the quarter at about $800,000 in cash. Inventory was up about $600,000, mainly because of the increased volume at LogicMark. So inventory and payables are up about, like I say, $600,000.

In terms of accrued expenses, they were down about $1 million, mainly because of the accrued interest that we had related to the former revolving credit facility. Equity for – at September 30 ended at about $17.7 million.

And lastly, one thing I’d like to – if you look at – take a look at our cash flow generated from operations and you actually do a pro forma calculation and – on the interest expense, the actual cash paid for interest, and if you assume that we had to refinance that from January 1 forward, we believe we would have actually had favorable cash from operations generated from operations, which is a real plus. And I think it puts us in a great position here going forward from a cash flow point of view.

So with that, I will turn it back over to Gino Pereira.

Gino Pereira: Thanks very much, Vin.

Vincent Miceli: Yes.

Gino Pereira: And let’s turn the call over now to Stan Washington to catch us up on the health care side of business. Stan?

Stan Washington: Thank you, Gino and Vin. Good morning, everyone. As you’ve heard, LogicMark continues to perform very well. In fact, this year, we’ve seen the best performance in the company’s history. LogicMark continues to provide a very strong base business with terrific growth opportunities through multiple channels.

As you look at its performance in the third quarter, Q3 2018 revenue was up 27% year-over-year. For our year-to-date 2018 revenue through Q3, that’s up 18% year-over-year. For our gross margin percentage, that percentage increase is 3.9% year-over-year, and our year-to-date gross margin percentage increase is 3.2%. This, of course, reflects very strong performance in our government channel in 2003, particularly within the VA, in which we continue to have very strong relationship and underpenetration in terms of our ability to grow. So a lot more growth opportunity to come in that particular segment.

Our – we finalized also some major supplier agreements, 2 major big-box retail companies, and we’re looking forward to launching in those – with those partners over the next few months.

We’ve improved our efficiency, reporting higher volume, while managing our costs. And our headcount has remained flat while we continue to build operations and scale.

As we look forward, we’re continuing to develop new products for 2019, which will expand our markets within key areas from PERS, including hospitality and other segments within safety and security, which are vast and growing emerging segments. We’re developing new mobile platforms to increase our reach also within the traditional PERS market as we see a further transition from landline and other types of devices. And we’re designing new products also, again, for the VA channel, which we serve, for the growing needs of the veteran population, which is continuing to show, again, very strong growth.

That provides a good overview of where we are today in the LogicMark business. And Gino, I’ll turn it back over to you.

Gino Pereira: Thanks very much, Stan. And Mike Orlando will bring us up to date on what’s going on, on the FinTech side of the business. Mike?

Michael Orlando: Great. Thanks, Gino. Good morning, everyone. So we continue to see growth in our footprint with Garmin Pay, which, as you all know, is our flagship customer on the tokenization platform. We ended the quarter live in 27 countries, 229 banks. Since that event, we’ve also added the Maestro network in Europe, which is one of the largest debit networks there. And that’s proven to show an increase in activity and activations since the majority of our holders in Europe favor debit cards at this level of purchase versus credit. And at that – with that launch, we launched, I think, in 3 additional countries and 6 additional banks. And that footprint continues to grow. Part of our increased technology footprint also includes taking the tokenization platform to other use cases. And so we were announced with Visa, along with some other partners, to become one of the first card on file or credential on file management providers for their tokenization service. This will open up our product to midsize to large merchants as well as payment service providers. And essentially, those targets would be online subscribers or online billing companies that house credit card information or credit card details today. And we will provide them a more secure, more convenient way of housing that credit card information using the tokenized platform that we have today.

The benefits are, obviously, more security for both the merchant TSP and the consumer. It gives the merchant the ability to eliminate the need for upgrading their card data. So if there’s an expiry or lost or stolen card, they don’t need to go back to the bank or to the consumer to update that file while it’s automatically updated. And because of those 2 factors, the result will be increased approval rates for them and, ultimately, increased revenue and faster upgrade.

We continue to push forward the approval of our Flip product. The technology has been done for quite some time. We have been working very closely with our bank and network partner to get the device approved. This device is similar to any type of payment card product, and it needs to go through the same scrutiny that any payment card product would go through. So we need to go through not only interoperability testing, which we’ve completed, but also the network approval for security and branding, et cetera. And so we think we’re pretty close to the end of that. The initial products have been manufactured. And once approval is done, we’ll begin shipments.

As we exit this quarter, Gino mentioned the work going towards the spin-off. The entire team is excited for that event. I think there’s been a lot of synergies that we’ve helped – develop our products with the Nxt-ID team, particularly as it relates to our hardware expertise and some of the IT technology that we’ve acquired through the relationship thus far.

We believe this fourth quarter, we’ll continue to see our footprint grow. The holiday season should prove a strong one for us. While shipments continue to grow, if we look at Q2, previously, they grew 37% year-over-year. And so it’s anticipated that the market will see, I think, continued growth as more devices and more features and more consumers gravitate towards those types of devices.

So our team is dedicated and working hands down in continuing to developing and launching these new products. So as we exit 2018 and go to 2019, I’m very bullish about what the prospects looks like as a stand-alone company.

And with that, I’ll leave it to you, Gino.

Gino Pereira: Great. Thanks so much, Mike. So let’s open up for questions now, please.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) And our first question comes from Brian Kinstlinger with Alliance Global Partners.

Brian Kinstlinger: Gino, I think you previously said that adjusted EBITDA of LogicMark was around $7.8 million for the trailing 12 months, and there would be about $3 million overhead costs. But the $900,000 in operating profit over the last 9 months isn’t really in that ballpark. So how do you think about adjusted EBITDA going forward as we enter 2019? Is it $4.5 million plus growth what we should be thinking as we look to next year? Or is the 2018 operating profit a better guide?

Gino Pereira: No. I think it’s really a combination of both. So that kind of – the EBITDA number is not necessarily a number that’s factored in there. We’re looking at – on an ongoing basis, we’re looking to make some cost savings at the head office level. And there is improved profitability, particularly with product mix, as Vin had stated earlier. And we expect that to continue as more and more products kind of move over towards wireless rather than landline. We’re updating that quickly. So that’s resulting in higher sales, volume and high profitability for us. So I think it’s a combination of those. So I think net those numbers for next year are kind of the right type of expectation.

Brian Kinstlinger: Okay. And then can you give us a rough estimate of the percentage of the LogicMark’s unit sales this quarter. How many were from mobile? And then when was that a year ago?

Gino Pereira: It’s increased. I don’t have the percentage number off the top of my head, but it’s definitely the mix is significantly moving from one to the other.

Brian Kinstlinger: And I mean, just a wide range, are we talking about 10% because it’s just starting? Or are we closer to 50-50?

Gino Pereira: No, it’s moving. As I said, I don’t have a – it’s more – it’s close to the 50-50 than 10%.

Brian Kinstlinger: Okay. And then can you give us the difference in price and gross margin for mobile versus land?

Gino Pereira: No.

Brian Kinstlinger: No? Okay. And then how about the VA, what percentage of revenue comes from that customer now as, obviously, there’s going to be some customer concentration?

Gino Pereira: Yes, there is some customer concentration. We prefer, for competitive purposes, not to get too deep into our customer split. But certainly, the VA is significant and is our largest customer.

Brian Kinstlinger: Okay. And then the impact of the 2 big-box retailers, how do you think about that? And when did you say that you expected to be in stores?

Gino Pereira: So we do have 2 agreements signed with 2 big-box retailers that we’re unable to announce until we have a launch date, but we have 2 large customers that will be coming online. We’re hopeful that, that happens in the fourth quarter of this year, but that’s in process at the moment.

Operator: (Operator Instructions) And our next question comes from Kris Tuttle with SoundView.

Kris Tuttle: Filings and everything else, so I don’t have that many questions, but I do have a couple of areas I’d love to get more detail on. You talked a little bit about LogicMark, we’ll start with that, and the big-box companies. It sounds like there’s some potential to get those products in the market pre-holiday sales season. Is that a reasonable expectation?

Gino Pereira: We think that’s a...

Stan Washington: Yes.

Gino Pereira: Sorry. Go ahead, Stan.

Stan Washington: No, I was going to – I was probably going to say what you’re going to say, Gino, which is we’re working with those partners now on the launch strategy. We’re hopeful that we’ll be out by holiday, but we’re still working through the details on the launch.

Kris Tuttle: Okay. And is that going to be – like will it be in my local Walmart? Or is it something that’s going to be staged, like it’ll be in just a specific area of the country? What’s your – I know you’re finalizing it, but what’s sort of – how long does it take to sort of scale these relationships?

Gino Pereira: Right. So first of all, just to be clear, we never said it was Walmart.

Kris Tuttle: I know. I’m just giving an example. I have an example, for instance.

Gino Pereira: As an example, they will be a combination of physical stores and online stores. So a combination of those 2 types of outlets. And just given the scale and our size, it’s likely that it will be a rollout, so they will be available in certain stores as we develop our strategy and we test different ways of marketing. As we find success, we’ll expand that up to the team. So I think at the end of the day, the opportunity is across the whole range of stores that are available, but we will be proceeding in a fairly structured and cautious fashion as we roll them out.

Kris Tuttle: Okay. But online, you picture that being a part of the launch, so the product will be available to anybody who has access to the online channels that these big-box retailers are building?

Gino Pereira: Yes. I think for all big-box retailers today, their online strategy is as important as their store strategy. So yes, it will be available at both.

Kris Tuttle: Okay. And to stick with LogicMark here. They – you talked about some of the new PERS products like in hospitality, which, I think, we have discussed. I’m interested if you could provide some more information, details and/or – well, hopefully, details and maybe some timing around what your thoughts are around entering the areas like, for instance, home health care monitoring and the home service delivery is a really hot area right now. You saw what Humana is doing and it just – and what Apple is doing, I mean, this really feels like the timing is right. I mean, I’d love to know more about what our expectation should be about LogicMark’s entry into that market.

Gino Pereira: So Stan, I’ll let you take that one.

Stan Washington: Yes. We are – we also see the growth and are very excited about the direction of the market. We have been really working hard on developing talent opportunities, which we are – we believe we’ll be able to launch and to provide more insight into as we get into early next year, sometime hopefully in Q1. But specifically to your question around the growth on telehealth and telemedicine, that is a real cornerstone of our long-term growth strategy. So we see that as a key component on top of how we’re building our strategy on top of the PERS market.

Kris Tuttle: And is that a – will there be more information about that in 2018? Or is that something we should put on the shelf to look for and start talking about in 2019?

Gino Pereira: I think there’ll be information on it in 2018. You won’t see sales from that until 2019, but we’re hopeful that it begins sometime later in Q1.

Stan Washington: Yes, that’s correct

Kris Tuttle: Okay, okay. Yes, I think that would be really great information to have because, I think, we’d all learn a lot more about your strategy once we can share more about where that might go. All right. Just a couple of questions on Fit Pay. A couple of small things in the – a lot of the follow-up on. So the credential on file, that is very interesting. And I’m curious, what are some of the initial application or transaction scenarios or users of this that you see in your part of the world?

Gino Pereira: Yes. So Kris, the – if you think about the number of online merchants and online billers that house our credit card information today, it’s everything from your gym to your one-at-a-month club to your music streaming services. All of them keep these credit card files on record. And so this service would allow them to leverage the network tokenization component of our platform and allow the data to be stored with – a network token that can be stored with that card data.

So essentially replacing that card data with a network-based token. And then that token being used for all subsequent payments moving forward, and we would act as both the token requester and the – essentially the payment gateway on behalf of those transactions. And as I said in my comments, the benefits to both – whether it’s a mid to large merchant that would be connected to us or a payment service provider that’s providing payment services on behalf of a vast number of merchants, we would not only provide that token to them, but included in that would be the ability for that token to instantly updated.

So today, merchants see a large amount of payment failure as cards come up their expiry date or the consumers lost or stolen their cards, but their data in their system’s never been replaced. And so there’s an outreach activity or other type of activity that’s needed to update that card file or that card record. And with our tokenization program to the networks, that wouldn’t be necessary anymore because it’s updated at the issuer level. So all of that...

Kris Tuttle: Yes. I think it’s – yes, it’s a great – I think it’s terrific. I guess, what I’m asking is, so can you provide like a context? So you’re in the Garmin – you’re embedded into the Garmin platform. How does it interact with your – the specifics that they offer?

Stan Washington: Yes, yes. So it’s a whole new market for us. So we would be opening up our new – a new customer channel for us becomes online merchants and online billers. So today, up and through this point, we’ve been specifically targeted at device OEMs and putting these credentials on – specifically onto the devices. As we shift our platform to credential on file, it opens up all of the online merchants and all of those online TSPs to now become customers of the tech.

Kris Tuttle: And is that – are we talking about like are these e-commerce companies like Shopify or more like service providers like Stripe?

Stan Washington: It’s all of the above. And so if you look at the business that I was in and most of my team was in previously at our CyberSource Visa days, those were the targets – those are the customers that we serve. And so we’ve got pretty significant experience in building out systems, go-to-market plans, relationships to bring this service offering to the marketplace and understand some of the challenges that each of those would face. So we’re quite confident in the ability to do this and have the support of all of our network partners to do so.

Kris Tuttle: Okay, okay. And do you have any customers or pilot customers for this yet?

Stan Washington: Pilot customers, when we launch the service, we’ll have pilot customers that we’ll announce as part of the launch.

Kris Tuttle: Okay. And what’s – I mean, what’s the rough timing on something like that?

Stan Washington: Q1 of 2019

Kris Tuttle: Okay, okay. And then you talked briefly about – so the Flip is in, I guess, what I’d call the certification process. Is that correct?

Stan Washington: That is exactly right. That’s exactly right, yes.

Kris Tuttle: And who’s holding that up right now? Whose hands is that in?

Stan Washington: Yes. So we haven’t announced the – it’s one of the payment networks. We haven’t announced who that is yet until the certification is complete. We’re bound by our nondisclosure to offer that up until they’ve completed the approval and the certification process. But it’s been in their hands for quite some time. And we’ve gone back and forth with a number of different questions and clarifications on the form factor, the branding, consumer experience. I think we’re down – we’re at the end, although I said that before. But given some of the information over the last few days, I feel like we’re at the end of this process with them now, and we’ll be close to launch very soon.

Operator: And at this time, I’m not showing any further questions. I’d now like to turn the call back over to Mr. Pereira for any closing remarks.

Gino Pereira: Yes. Thank you very much. So hopefully, this morning, we’ve been able to show that we’re making progress on both businesses and that we’ve got an exciting future planned for both of them. We’re excited about them, and thank you very much for joining us on the call.

Operator: Thank you for participating in today’s conference. This does conclude today’s program, and you may all disconnect. Everyone have a wonderful day.